Exhibit 10.1

SEVENTH AMENDMENT TO LOAN AGREEMENT

DATED JANUARY 14, 2004

This Seventh Amendment to Loan Agreement (the “Seventh Amendment”) is made as of this 11th day of January, 2011 by and between CRA International, Inc., formerly known as Charles River Associates Incorporated (“Borrower”), a Massachusetts corporation with its principal executive office at the John Hancock Tower, 200 Clarendon Street, T-33, Boston, Massachusetts 02116-5092 and RBS Citizens, National Association, successor by merger with Citizens Bank of Massachusetts, a national banking association with offices at 28 State Street, Boston, Massachusetts (the “Lender”) in consideration of the mutual covenants contained herein and the benefits to be derived herefrom.  Unless otherwise specified, all capitalized terms shall have the same meaning herein as set forth in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on January 14, 2004, the Borrower and the Lender entered into a loan arrangement (the “Loan Arrangement”) as evidenced by, amongst other documents and instruments, a certain Loan Agreement dated as of January 14, 2004, as amended by a First Amendment to Loan Agreement dated as of March 29, 2005, amended by a Second Amendment to Loan Agreement dated as of June 20, 2005, as amended by a Third Amendment to Loan Agreement dated as of April 17, 2006, as further amended by a Fourth Amendment to Loan Agreement dated as of July 25, 2006, as further amended by a Fifth Amendment to Loan Agreement dated as of May 16, 2007, as further amended by a Sixth Amendment to Loan Agreement dated as of August 18, 2009 (as may be amended from time to time, the “Agreement”) by and between the Borrower and the Lender pursuant to which the Lender agreed to provide certain financial accommodations to or for the benefit of the Borrower; and

WHEREAS, the Borrower has requested that the Lender extend the Loan Arrangement and amend certain terms and conditions of the Agreement, and

WHEREAS, the Lender has agreed to so amend the Agreement provided the Borrower and the Lender entered into this Seventh Amendment; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Section 1 (g) of the Agreement is hereby amended by deleting the definition of Applicable Margin in its entirety and replacing it with the following:

““Applicable Margin” shall mean at any time (i) 2.75% per annum if the Total Debt Ratio (as defined in Section 10 hereof) at such time is greater than or equal to 2.0x, (ii) 2.25% per annum if the Total Debt Ratio at such time is greater than or equal to 1.0x but less than 2.0x as of such time, or (iii) 1.75% per annum if the Total Debt Ratio at such time is less than 1.0x as of such time.  For purposes of the foregoing, (i) the Total Debt Ratio at any time shall be the Total Debt Ratio as reported in the Compliance Certificate most recently delivered (or updated) by the Borrower to Bank pursuant to Section 8(d) hereof, and (ii) each change in the Applicable Margin pursuant to the foregoing provisions shall take effect from the date of Borrower’s delivery of its most recent Compliance Certificate (or update thereof) pursuant to Section 8(d) hereof.”

2.                                      Section 10(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b)                          (Debt Ratios) permit the Senior Debt Ratio measured as of the end of each fiscal quarter to be more than 2.5x.”

3.                                      The definition of Permitted Disposition at the end of Section 10(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“As used in this Agreement, a “Permitted Disposition” shall mean a disposition of any assets or business of the Borrower or any of its subsidiaries in an aggregate amount for all such dispositions during the term of this Agreement not exceeding $10,000,000.00 of net cash proceeds.”

4.                                      Section 10(h) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(h)                          (Indebtedness) incur any indebtedness for borrowed money (including obligations under capital leases), except (i) indebtedness or excluded indebtedness described on Schedule “G” annexed hereto, and any refinancings or renewals thereof that do not increase the principal amount thereof, (ii) deferred purchase price payment obligations or other indebtedness incurred to current or former directors, officers, employees or consultants, or family members of any of the foregoing, or trusts (or other estate planning vehicles) for the benefit of any of the foregoing, in respect of repurchases by the Borrower of restricted stock from any such persons; (iii) to the extent constituting indebtedness, guarantees and other obligations permitted under clause (g) above and investments permitted under clause (i) below, (iv) trade debt incurred and payable in the ordinary course of business (v) Purchase Money Indebtedness in an aggregate amount outstanding at any time not exceeding Two and One Half Million ($2,500,000.00) Dollars, (vi) unsecured indebtedness owed to any wholly-owned subsidiary, (vii) existing subordinated indebtedness described on Schedule G-1 annexed hereto, and (viii) up to the aggregate of (I) Ten Million ($10,000,000.00) Dollars in aggregate principal amount of other unsecured indebtedness outstanding at any time minus (II) any additional indebtedness incurred by NeuCo, Inc. in excess of the Existing NeuCo, Inc. Indebtedness.”

5.                                      The definition of Permitted Acquisition at the end of Section 10(i) is hereby deleted in its entirety and replaced with the following:

“As used in this Agreement, a “Permitted Acquisition” shall mean (i) any acquisition described on Schedule “C” annexed hereto or (ii) any other acquisition, whether by merger, stock purchase, asset purchase or otherwise, (A) that is of a business or assets in a line or lines of business similar to the business of the Borrower; (B) that on a pro forma basis would not cause Borrower to violate any of its covenants herein; and (C) the due diligence materials and reports received or compiled by the Borrower for which the Bank has reviewed (or had a reasonable opportunity to review), or (iii) lateral hires of individuals (X) that are in a line or lines of business similar to the business of the Borrower and (Y) that on a pro forma basis would not cause Borrower to violate any of its covenants herein.”

6.                                      The subsection after Section 10(i) of the Agreement entitled (Investments, Acquisitions) are relettered in alphabetical order.

7.                                      The definition of “Borrower EBITDA” at the end of Section 10 of the Agreement is hereby supplemented by adding the following additional sentence at the end of the definition:

“Notwithstanding anything to the contrary contained herein, EBITDA generated from the Borrower’s NeuCo, Inc. subsidiary shall not be included in the calculation of Borrower EBITDA.”

8.                                      The definition of “consolidated working capital” at the end of Section 10 of the Agreement is hereby supplemented by adding the following additional sentence at the end of the definition:

“Notwithstanding anything to the contrary contained herein, the current assets and current liabilities of the Borrower’s NeuCo, Inc. subsidiary shall not be included in the calculation of Borrower’s consolidated working capital.”

9.                                      Section 10 of the Agreement is supplemented by adding the following definition in alphabetical order in the list of definitions at the end of such section:

““Change of Control” shall mean the direct or indirect acquisition of a 50% or greater voting interest in the Borrower by one or more affiliated parties, where “affiliated” has the meaning ascribed to such term in

Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended to date.”

““Existing NeuCo, Inc. Indebtedness” shall mean the existing indebtedness owed by NeuCo, Inc. as of the date hereof as listed on Schedule G-2 annexed hereto.”

10.                               Sections 11(viii) and (x) of the Agreement are hereby deleted in their entirety and replaced with the following, respectively:

“(viii)               The entry of any judgment(s) against Borrower, for the payment of money exceeding Ten Million ($10,000,000.00) Dollars in aggregate amount, and such judgment(s) is (or are) not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of entry.”

“(x)                          The service of any process upon Bank seeking to attach by trustee process any funds of the Borrower in excess of Ten Million ($10,000,000.00) Dollars on deposit with Bank, and such attachment has not been removed, discharged or rescinded, or stayed or adequately bonded pending a good faith contest by the Borrower, within fifteen (15) days of service.”

11.                               Section 11 of the Agreement is hereby supplemented by adding the following subsection (xvi) after (xv):

“(xvi)                The occurrence of a Change of Control.”

12.                               Section 14(a) of the Agreement is hereby amended by replacing the date “April 30, 2012” with the date “April 30, 2014”.

13.                               The Lender consents to the change by the Borrower of its fiscal year this year and for each fiscal year thereafter from November 27th to the Saturday nearest December 31st.  The Lender and Borrower agree that for the purposes of calculating compliance with the financial covenants in the Agreement that the first three (3) fiscal quarters of fiscal year 2011 shall not include the period of November 28, 2010 through January 2, 2011.

14.                               Exhibit 5 of the Agreement is hereby deleted in its entirety and replaced with the Exhibit 5 attached hereto.

15.                               The Borrower hereby acknowledges and agrees that the Borrower has no claims, offsets, defenses or counterclaims against the Lender with respect to the Loan Arrangement or otherwise and to the extent the Borrower may have any such claims the Borrower hereby WAIVES and RENOUNCES such claims, offsets, defenses and counterclaims.

16.                               This Seventh Amendment and all other documents executed in connection herewith incorporate all discussions and negotiations between the Borrower and the Lender either expressed or implied, concerning the matters contained herein and in such other instruments, any statute, custom or use to the contrary notwithstanding.  No such discussions or negotiations shall limit, modify or otherwise effect the provisions hereof.  The modification amendment, or waiver of any provision of this Seventh Amendment, the Agreement or any provision under any other agreement or document entered into between the Borrower and the Lender shall not be effective unless executed in writing by the party to be charged with such modification, amendment or waiver, and if such party be the Lender, then by a duly authorized officer thereof.

17.                               Except as specifically modified herein, the Agreement shall remain in full force and effect as originally written, and the Borrower hereby ratifies and confirms all terms and conditions contained in the Agreement.

18.                               This Seventh Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereof have set their hands and seals as of the date first written above.

CRA INTERNATIONAL, INC.

By:	/s/ Wayne D. Mackie
Executive Vice President, Treasurer and
Chief Financial Officer

RBS CITIZENS, NATIONAL ASSOCIATION

By:	/s/ David Nussbaum
Vice President

SCHEDULE G-1

EXISTING SUBORDINATED INDEBTEDNESS AND EXCLUDED INDEBTEDNESS

Convertible Bonds	$21,880,000

OTHER UNSECURED INDEBTEDNESS

Potential Euro Facility (with RBS)	Euro 2M
SCB Facility	$1M (or foreign currency — equivalent)

SCHEDULE G-2

EXISTING NEUCO, INC. INDEBTEDNESS

$2,661,116.00

EXHIBIT 5

COMPLIANCE CERTIFICATE

CRA International, Inc., formerly known as Charles River Associates Incorporated (“Borrower”) hereby certifies to RBS Citizens, National Association (“Bank”), pursuant to the Loan Agreement between Borrower and Bank dated January 14, 2004 as amended from time to time (“Loan Agreement”), that:

A.                                    General

1.                                      Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

2.                                      Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist any Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

B.                                    Financial Covenants

Fiscal / Quarter / Year Ended                     , 201  .

As of the end of the fiscal quarter/year of the Borrower specified above and for the period of four consecutive fiscal quarters of the Borrower then ended (the “Fiscal Period”), the computations, ratios and calculations as set forth below in accordance with Section 10 of the Loan Agreement are true and correct:

1.                                      Consolidated Working Capital - Section 10(a).

The Consolidated Working Capital of the Borrower as of the end of the Fiscal Period was $                    , and was computed as follows:

A.	Current Assets	$

B.	Current Liabilities	$

C.	Consolidated Working Capital (A - B) =	$

Required:                                           At least $25,000,000.00

2.                                      Senior Debt Ratio (Consolidated Senior Funded Debt to Borrower EBITDA plus Adjusted Acquisition EBITDA) - Section 10(b).

The total consolidated senior funded debt of the Borrower as of the end of the Fiscal Period was equal to                  times the amount of Borrower EBITDA for the Fiscal Period plus adjusted acquisition EBITDA computed as follows:

A.	Total consolidated senior funded debt	$

B.	Borrower EBITDA for trailing four fiscal quarters	$

C.	Adjusted Acquisition EBITDA	$

A / B + C =                    times

Required:                                           Not more than 2.5 times

3.                                      Total Debt Ratio (Consolidated Total Funded Debt to Borrower EBITDA plus Adjusted Acquisition EBITDA) — Section 1(g).

The total consolidated total funded debt of the Borrower as of the end of the Fiscal Period was equal to                  times the amount of Borrower EBITDA for the Fiscal Period plus adjusted acquisition EBITDA computed as follows:

A.	Total consolidated total funded debt	$

B.	Borrower EBITDA for trailing four fiscal quarters	$

C.	Adjusted Acquisition EBITDA	$

A / B + C =                    times

Required:                                           N/A

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on                                   , 201  .

CRA INTERNATIONAL, INC.

By:
Name:
Title: